UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 8, 2016 (July 8, 2016)
HEALTHCARE TRUST OF AMERICA, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35568	20-4738467
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16435 N. Scottsdale Road, Suite 320
Scottsdale, Arizona		85254
(Address of principal executive offices)		(Zip Code)
(480) 998-3478
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements with Certain Officers.
On July 8, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Healthcare Trust of America, Inc. (the “Company”) approved new employment agreements (the “Employment Agreements”) for each of Scott D. Peters, the Company’s Chief Executive Officer and President, Robert A. Milligan, the Company’s Chief Financial Officer, Mark D. Engstrom, the Company’s Executive Vice President-Acquisitions, and Amanda L. Houghton, the Company’s Executive Vice President-Asset Management. The following summaries of the Employment Agreements are qualified in their entirety by reference to the text of the applicable Employment Agreement.
Mr. Peters’ new Employment Agreement has a four-year term and provides for Mr. Peters to receive an initial base salary of $900,000, which may subsequently be increased by the Compensation Committee but not reduced, and an annual incentive bonus based on the Company’s and Mr. Peters’ performance as determined by the Compensation Committee, with the target annual bonus being 200% of Mr. Peters’ base salary. In connection with his new employment agreement, Mr. Peters was granted an award of 150,000 restricted shares of the Company’s common stock that is scheduled to vest in four annual installments, with the first installment vesting on January 1, 2017. The agreement also provides that Mr. Peters’ annual equity award opportunities each year will have a target value of 300% of his base salary. Mr. Peters is also entitled to participate in the benefit plans made available generally to the Company’s other senior executives. If Mr. Peters’ employment is terminated by the Company without cause or by him for good reason (as such terms are defined in his Employment Agreement) prior to the end of the term of the agreement, he will be entitled to a cash severance benefit paid in a lump sum equal to three times the sum of (i) his base salary at the annualized rate in effect on his termination date, and (ii) his target annual bonus for the year in which the termination occurs. In addition, he would be entitled to a prorated bonus for the year in which the termination occurs, and each of his outstanding equity awards, to the extent then outstanding and unvested, would become fully vested upon the termination date. In addition, in the event of termination of Mr. Peters’ employment as described above, he would generally be entitled to reimbursement for COBRA premiums for continued health coverage for up to 18 months following the termination date. In each case, Mr. Peters’ right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of the Company.
The term of the new Employment Agreements for each of Mr. Milligan, Mr. Engstrom and Ms. Houghton are four years, three years and two years, respectively, and the base salary levels provided under these agreements are $400,000, $375,000 and $300,000, respectively. Each executive is also eligible to receive an annual incentive bonus based on Company and individual performance criteria as determined by the Compensation Committee, with the target annual bonus for each executive being 100% of the executive’s base salary. Under his new agreement, Mr. Milligan also received a grant of restricted shares of the Company’s common stock with a value of $400,000 that vests in one installment on the fourth anniversary of the agreement date, and a performance bonus of $100,000. Each Employment Agreement also provides that the executive is entitled to participate in the benefit plans made available generally to the Company’s other senior executives. If the executive’s employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the executive’s Employment Agreement) prior to the end of the term of the agreement, the executive will be entitled to a cash severance benefit paid in a lump sum equal to two times the executive’s base salary at the annualized rate then in effect. In addition, the executive would be entitled to a prorated bonus for the year in which the termination occurs, and each of his or her outstanding equity awards, to the extent then outstanding and unvested, would become fully vested upon the termination date. In addition, in the event of termination of the executive’s employment as described above, the executive would generally be entitled to reimbursement for COBRA premiums for continued health coverage for up to six months following the termination date. In each case, the executive’s right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of the Company.
Each Employment Agreement also includes certain restrictive covenants in favor of the Company, including non-solicitation covenants that apply for one year following the executive’s termination of employment with the Company and, if the Company so elects (subject to a specified notice period if the termination is by the Company without cause), a non-competition covenant that would generally apply for a one-year period following termination. If the Company elects to impose the non-competition covenant following the executive’s termination date, the Company would be required to pay the executive 60% of the sum of the executive’s base salary rate in effect on the termination date and the executive’s annual bonus for the year preceding the year in which the termination date occurred (or, in the case of Mr. Peters, 75% of such sum). In addition, if the executive’s employment terminates upon or following the expiration of the term of the agreement, the executive’s equity-based awards will generally remain outstanding and eligible to vest, subject to the executive’s compliance with the non-competition covenant for up to two years following the termination date.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Trust of America, Inc.
Date: July 8, 2016	By:	/s/ Scott D. Peters
Name: Scott D. Peters
Title: Chief Executive Officer, President and Chairman